EXHIBIT 10.1
                     PURCHASE AND SALE AGREEMENT
     THIS AGREEMENT (the "Agreement") is made and entered into as of the 5th day of July, 2001, between Spinoff Solutions.com Inc., a Nevada Corporation (the "Company"), and Garry Barton, dba Trimwood ("Barton")
                           R E C I T A L S
     WHEREAS, the Company is a corporation with 25,000,000 shares of $.00l par value common stock authorized (the "stock"); and
     WHEREAS, Barton owns and operates a business under the name of Trimwood which manufactures wood trim for picture frames and the like and the housing industry; and
     WHEREAS, the Company desires to purchase and Barton desires to sell Trimwood pursuant to the terms and conditions of this Agreement; NOW, THEREFORE, IT IS AGREED AS FOLLOWS:
1.        SALE AND PURCHASE OF TRIMWOOD.
     Subject to the provisions of this Agreement, Barton agrees to sell, and the Company agrees to buy, Trimwood, together with its web site, inventory, client list, and all other assets and properties pertaining to it.
2.        PURCHASE PRICE.
     The Company agrees to pay to Barton, as the purchase price for Trimwood, the sum of One Hundred Thousand Dollars ($100,000.00), in the form of 2,000,000 shares of the Company's common stock (the "Shares"), at closing. The Shares will constitute 44.44% of the issued and outstanding shares of the Company at the time of closing.
3.        CLOSING.
     The closing shall occur at   5:00 p.m.   on        July 5, 2001
                            (the "Closing Date") at the offices of
the Company or at such other time and place as is mutually agreeable to Company and Barton. Company shall deliver the Shares. Barton shall deliver to the Company at closing a bill of sale for Trimwood, together with an inventory schedule for equipment, materials and the like.
4.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF BARTON.
     Barton represents and warrants to the Company that the
following are and will be true and correct on the Closing Date and such representations and warranties shall survive the Closing:
     (a) Authorization of Agreement. This Agreement constitutes a valid obligation, legally binding upon Barton in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transaction do not and will not result in any breach of or default under, any agreement, license or other obligation of Barton.
     (b)    Ownership. Upon. issuance and on the Closing Date,
Barton owns Trimwood, free and clear of all restrictions, liens, security interests, hypothecations, pledges and encumbrances of every kind and nature whatsoever, and Barton has full and exclusive power and legal right to sell Trimwood in accordance with the terms of this Agreement.
  5.        INDEMNIFICATION BY BARTON.
     Barton, and his or her successors and assigns, shall indemnify, defend and hold the Company harmless from any and all losses, claims, damages or liabilities, including any costs of recovery, suffered by the Company as a result of:
     (a) The failure of any representation or warranty of Barton contained in this Agreement to be true and accurate when made and as of the Closing Date; and
     (b) The failure of Barton to comply with any obligations, agreements or covenants contained in this Agreement.
     Barton, and his or her successors and assigns, shall reimburse Company for any legal or other expense reasonably incurred by
Company in connection with any loss, claim, damage or liability indemnified hereby. This indemnification shall benefit and inure to the successors and assigns of Company, and shall survive the
Closing. In the event Company, and his or her successors or assigns, believe they are entitled to indemnification hereunder, they shall give Barton written notice of the basis for the claim for indemnification.
  6.        REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.
     Company represents and warrants to Barton that the Shares have been legally issued and that there are no covenants or restrictions preventing the issue of such shares.
  7.        RESTRICTED SHARES.
     Barton acknowledges that the Shares will be restricted under Rule 144 of the Securities Act of 1933 and will bear a restrictive legend to that effect. Barton further acknowledges that the Shares may not be sold, pledged, hypothecated, or transferred except in compliance with Rule 144.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
Spinoff Solutions.com Inc.:        Garry Barton, dba Trimwood

By: /s/J.P. Beehner                By: /s/ Gary Barton
J. P. Beehner, Its President       Garry Barton